Exhibit 99.3

CONSENT OF DAVID A. KLAUE

     Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of Banner Corporation in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the merger of Banner Bank and F&M Bank Corporation.

By: /s/ David A. Klaue
Name: David A. Klaue
Date: March 12, 2007